UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.4)*

                          First Sentinel Bancorp, Inc.
                        --------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   33640T 10 3
                                   -----------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
               (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745

                                                               Page 2 of 4 Pages


--------------------------------------------------------------------------------
CUSIP NO.
                  33640T 10 3

--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

         First Savings Bank Employee Stock Ownership Plan
         IRS ID No. 13-3672366
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)
         (a) __
         (b) __

--------------------------------------------------------------------------------
3) SEC USE ONLY

--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Employee stock benefit plan established by a New Jersey-chartered savings institution.

--------------------------------------------------------------------------------
                                    5) SOLE VOTING POWER
         NUMBER OF
                                       933,506
         SHARES                     --------------------------------------------
                                    6) SHARED VOTING POWER
         BENEFICIALLY

         OWNED BY                      1,137,485
                                    --------------------------------------------
                                    7) SOLE DISPOSITIVE POWER
         EACH
                                       2,070,991
                                    --------------------------------------------
         REPORTING
                                    8) SHARED DISPOSITIVE POWER
         PERSON
                                       0
                                    --------------------------------------------
         WITH

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    2,070,991
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)  __
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.6% of 27,251,064 shares outstanding as of December 31, 2003.
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON (See Instructions)
         EP
--------------------------------------------------------------------------------

                                                               Page 3 of 4 Pages

                                  SCHEDULE 13G

Item 1(a):        Name of Issuer:

                              First Sentinel Bancorp, Inc.
                         ----------------------------------------

Item 1(b):        Address of Issuer's Principal Executive Offices:

                         1000 Woodbridge Center Drive
                         Woodbridge, New Jersey 07095
                         ----------------------------------------

Item 2(a):        Name of Person Filing:
                         First Savings Bank
                         Employee Stock Ownership Plan
                         ----------------------------------------

Item 2(b):        Address of Principal Business Office or,
                         if none, Residence:

                           1000 Woodbridge Center Drive
                           Woodbridge, New Jersey 07095
                         ----------------------------------------

Item 2(c):        Citizenship:

                         New Jersey-chartered savings institution's employee stock benefit plan organized in New Jersey
                         ---------------------------------------------------

Item 2(d):        Title of Class of Securities:

                         Common Stock, par value $.01 per share
                         ---------------------------------------

Item 2(e):        CUSIP Number:
                             33640T 10 3
                         ---------------------------------------

Item 3: The person filing this statement is an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4: Ownership: As of December 31, 2003, the reporting person beneficially owned 2,070,991 shares of the issuer. This number of shares represents 7.6% of the common stock, par value $.01, of the issuer, based upon 27,251,064 shares of such common stock outstanding as of December 31, 2003. As of December 31, 2003, the reporting person had sole power to vote or to direct the vote of 933,506 of the shares and shared voting power over 1,137,485 shares. The reporting person has the sole power to dispose or direct the disposition of 2,070,991 shares of common stock.

                                                               Page 4 of 4 Pages


Item 5:           Ownership of Five Percent or Less of a Class:

                                    N/A
                            ------------------------------------

Item 6:           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                                    N/A
                            ----------------

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                                    N/A
                            ----------------

Item 8:           Identification and Classification of Members of the Group:

                                    N/A
                            ----------------

Item 9:           Notice of Dissolution of Group:

                                    N/A
                            ----------------

Item 10: Certification:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

/s/ LINDA SHULTZ                                               FEBRUARY 12, 2004
------------------------------------                           -----------------
Signature   LINDA SHULTZ                                 Date

TRUSTEE, FIRST BANKERS TRUST COMPANY
------------------------------------
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